Income Advantage Account [(08.10)] Rider

We designed this rider to provide a payment stream for life.

This rider forms a part of the contract to which it is attached and is effective on the Issue Date shown on the Contract Schedule.  In the case of a conflict with any provision in the contract, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the contract or are added in this rider.  This rider terminates as indicated under the Termination of this rider provision.

Definitions

Income Advantage Account Accumulation Phase
The Income Advantage Account Accumulation Phase generally begins on the Business Day you allocate to the Income Advantage Account. However, if you immediately begin Income Advantage Payments, the Income Advantage Account will not have an Income Advantage Account Accumulation Phase. The Income Advantage Account Accumulation Phase ends on the earliest of the following.
•	On the Benefit Election Date that you request Income Advantage Payments.
•	The Business Day we process your request for a Full Withdrawal of the total Contract Value.
•	The Business Day before the Annuity Date.
•
The Business Day we receive both an Authorized Request of the death benefit payment option and due proof of death, upon the death of any Owner, unless this contract is continued by the deceased Owner’s spouse.

Benefit Anniversary
A twelve-month anniversary of the Benefit Election Date or any subsequent twelve-month Benefit Anniversary.

Benefit Election Date
The date we first establish the initial annual maximum Income Advantage Payment.

Benefit Year
A period of 12 months.  The first Benefit Year begins on the Benefit Election Date. Subsequent Benefit Years begin on the Benefit Anniversaries.  All Benefit Years end at the end of the day before the next Benefit Anniversary.

Covered Person
The person on whose Age we base when Income Advantage Payments begin.  We determine the Covered Person on the Issue Date.

For single Income Advantage Payments.
•	If the contract is solely owned, the Covered Person is the Owner.
•	If the contract is jointly owned, you may be able to choose which Joint Owner is the Covered Person.
•	If the contract is owned by a non-individual, the Covered Person is the Annuitant.

For joint Income Advantage Payments, you and your spouse are the Covered Persons.

For joint Income Advantage Payments under contracts that are not qualified under the tax code.
•	Spouses must be Joint Owners; or
•	One spouse must be the sole Owner and Annuitant and the other spouse must be the sole primary Beneficiary.

For joint Income Advantage Payments under contracts that are qualified under the tax code.
•	One spouse must be the sole Owner and Annuitant and the other spouse must be the sole primary Beneficiary; or
•	One spouse must be the Annuitant and the other spouse must be the sole primary Beneficiary if the sole Owner is a non-individual; or
•	If we require a non-individual owner to be the sole primary Beneficiary, then one spouse must be the Annuitant and the other spouse must be the sole contingent Beneficiary.

Spouses must qualify as such under federal law until this rider terminates.  If at any time before this rider terminates you are no longer spouses you must send us notice.

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Definitions continued from the previous page

Covered Person (continued)
A person no longer qualifies as a Covered Person and is removed from the contract if that person is no longer an Owner, Joint Owner, Annuitant, or Beneficiary as required above.

After the Issue Date, you cannot add or replace a Covered Person.  You can remove a Covered Person if you initially selected joint Income Advantage Payments.  You can only make this change once.

Before the Benefit Election Date, you can remove a joint Covered Person on any Contract Anniversary by providing an Authorized Request within 30 days before a Contract Anniversary.  After the Benefit Election Date, you can remove a joint Covered Person on any Benefit Anniversary by providing an Authorized Request within 30 days before a Benefit Anniversary.  Your request is effective on the Contract Anniversary, or the Benefit Anniversary, if applicable.  If the Contract Anniversary or Benefit Anniversary does not occur on a Business Day, your request is effective on the next Business Day.

If you remove a joint Covered Person from the contract, we change the Income Advantage Account Fee for joint Income Advantage Payments to the Income Advantage Account Fee for single Income Advantage Payments that is in effect at the time your request is effective.  We guarantee that if we increase the Income Advantage Account Fee, it will not exceed the Maximum Income Advantage Account Fee shown on the Contract Schedule.

Joint Income Advantage Payments may not be available for some contracts that are owned by a non-individual.

Current Treasury Rate
The Current Treasury Rate is calculated by reference to the Ten-year U.S. Constant Maturity Treasury rate from the end of the last Business Day of the previous week if we receive your Authorized Request for Income Advantage Payments by 4 p.m. Eastern Time on the last Business Day of the current week.  If we receive your Authorized Request after 4 p.m. Eastern Time on the last Business Day of the week, we process your request using the treasury rate for the next week.

If the publication of the Ten-year U.S. Constant Maturity Treasury rate is discontinued, or if the calculation of the rate is changed substantially, we will seek regulatory approval to substitute a comparable rate.  When we receive approval, we will send you, and any assignee of record, notice of the substitution at your last known addresses.

Excess Withdrawal
If you take a Withdrawal from the Income Advantage Account on or after the Benefit Election Date, an Excess Withdrawal is the amount of the Withdrawal that, when added to other Withdrawals taken from the Income Advantage Account during the Benefit Year and the annual actual Income Advantage Payment, is greater than the annual maximum Income Advantage Payment. We treat any portion of a Withdrawal you take while you are receiving Income Advantage Payments that is not an Excess Withdrawal as an Income Advantage Payment.

If, at the end of the Business Day before your withdrawal request or at the end of the Business Day that we process your withdrawal request, the Contract Value is or would be less than the Minimum Required Value, we send you the total remaining Contract Value, Income Advantage Payments stop, and this rider and the contract terminate on the Business Day you took the Withdrawal.

Income Advantage Account
The account available to you under this rider.

Income Advantage Account Value
The sum of the values in the selected Income Advantage Account Investment Options.

Income Advantage Death Benefit
The death benefit provided by this rider.

Income Advantage Payment
The payment we make to you under this rider.

Income Phase
The period of time beginning on the Benefit Election Date during which we make Income Advantage Payments.

S40818-01                                                                               2

Definitions continued from the previous page

Payment Date
The date you select on which Income Advantage Payments begin.

Quarterly Anniversary Value
A value we use in determining the Benefit Base and the Income Advantage Death Benefit under this rider.

Purchase Payments

Additional Purchase Payments to the Income Advantage Account
We only accept Additional Purchase Payments to the Income Advantage Account after the Issue Date and:
•	during the Income Advantage Account Accumulation Phase; and
•	before the older Covered Person’s Latest Contribution Birthday shown on the Contract Schedule.

Additional Purchase Payments must be greater than or equal to the Minimum Additional Purchase Payment shown on the Contract Schedule.  We may decline any Additional Purchase Payment.

Maximum Aggregate Contribution to the Income Advantage Account
The Maximum Aggregate Income Advantage Account Contribution is shown on the Contract Schedule.  In calculating the Maximum Aggregate Income Advantage Account Contribution, we include the following, all calculated as of the date we process the Purchase Payment, Transfer, or Withdrawal.
(a)	Purchase Payments allocated to the Income Advantage Account,
(b)	plus any Account Value transferred into the Income Advantage Account,
(c)	minus the total Income Advantage Account Value withdrawn from, or transferred out of, the Income Advantage Account.

Transfers

You can continue to make Transfers between the Income Advantage Account Investment Options while the Income Advantage Account Value is greater than zero, subject to the provisions set out in the Transfers section of the contract.

We no longer allow Transfers into the Income Advantage Account from another Account:
•	On and after the Benefit Election Date;
•	On and after the older Covered Person’s Latest Contribution Birthday; and
•	If the Maximum Aggregate Income Advantage Account Contribution amount has been reached or will be exceeded.

The maximum transfer amount you can request from the Income Advantage Account is equal to the Income Advantage Account Value minus the total accumulated Income Advantage Account Fee calculated as of the end of the Business Day we process the Transfer.

Contract Charges

Income Advantage Account Fee
If you allocate to the Income Advantage Account and the Income Advantage Account Value is greater than zero, we deduct an Income Advantage Account Fee each quarter during this Account’s Accumulation and Income Phases.

The Income Advantage Account Fee is an annualized rate that we accrue each day as a percentage of the Benefit Base.  If any day that we are to accrue this fee is not a Business Day, we use the Benefit Base at the end of the prior Business Day. This fee’s annualized rate is shown on the Contract Schedule.

S40818-01                                                                               3

Contract Charges continued from the previous page

Income Advantage Account Fee (continued)
If you allocate any of the Initial Purchase Payment to the Income Advantage Account, we begin calculating the daily Income Advantage Account Fee amount on the day after the Issue Date.  If you allocate to the Income Advantage Account after the Issue Date, we begin calculating the daily Income Advantage Account Fee amount on the day after we add your Additional Purchase Payment to the contract, or the day after we process your request to Transfer Account Value into the Income Advantage Account.

We deduct the Income Advantage Account Fee from the Income Advantage Account Value determined at the end of the Business Day before each Quarterly Anniversary, before we use that value to compute the Quarterly Anniversary Value or the Benefit Base.  We deduct the Income Advantage Account Fee proportionately from the Income Advantage Account Investment Options.  The deduction of the Income Advantage Account Fee reduces the Income Advantage Account Value on a dollar for dollar basis, but does not reduce the Quarterly Anniversary Value or the Benefit Base.

If on a Quarterly Anniversary the Income Advantage Account Value is less than the Income Advantage Account Fee, we deduct any remaining Income Advantage Account Value to cover the Income Advantage Account Fee and reduce the Income Advantage Account Value to zero.  If this deduction occurs during the Income Phase, Income Advantage Payments continue even though we no longer assess or deduct the Income Advantage Account Fee.

If you Transfer the total Income Advantage Account Value into another Account, or if you withdraw the total Income Advantage Account Value, we first deduct the total accrued Income Advantage Account Fee as of the end of the Business Day we process the Transfer or Withdrawal and then process the Transfer or Withdrawal.

If the contract terminates due to death, we deduct the final Income Advantage Account Fee from the Income Advantage Account Value before calculating the Income Advantage Death Benefit.

We reserve the right to change the Income Advantage Account Fee on each Quarterly Anniversary, subject to the Maximum Income Advantage Account Fee.  If we increase the Income Advantage Account Fee, we will send you written notice.

Withdrawals

Partial Withdrawals
The maximum Partial Withdrawal amount you can request from the Income Advantage Account is equal to the total Income Advantage Account Value minus the total accrued Income Advantage Account Fee as of the end of the Business Day we process the Withdrawal.

Quarterly Anniversary Value

We calculate the Quarterly Anniversary Value for the Benefit Base until the Benefit Election Date and for the Income Advantage Death Benefit until the Income Advantage Death Benefit terminates.

On the Issue Date, the Quarterly Anniversary Value is equal to the Initial Purchase Payment received and allocated to the Income Advantage Account.

At the end of each Business Day we:
•
increase the Quarterly Anniversary Value by the amount of any Additional Purchase Payments received and allocated to the Income Advantage Account that day and the amount of any Account Value transferred into the Income Advantage Account that day; and

•
reduce the Quarterly Anniversary Value by the greater of the percentage or dollar amount of Income Advantage Account Value withdrawn or transferred that day.  Withdrawals include Income Advantage Payments, but do not include amounts withdrawn for Transfer Fees, the Contract Maintenance Charge, or the Income Advantage Account Fee.

S40818-01                                                                               4

Quarterly Anniversary Value continued from the previous page

On each Quarterly Anniversary before the End Date, the Quarterly Anniversary Value is equal to the greater of its value or the Income Advantage Account Value, both determined at the end of the prior Business Day.  The End Date is the earliest of the older Covered Person’s Latest Birthday shown on the Contract Schedule, or the Business Day we receive both an Authorized Request of the death benefit payment option and due proof of death.

If the End Date occurs due to Age, then we continue to calculate the Quarterly Anniversary Value in the same way that we do on each Business Day other than a Quarterly Anniversary until we receive the required death information.  If the End Date occurs due to death and there are multiple Beneficiaries, then the Quarterly Anniversary Value will not change once we receive the required death information from any one Beneficiary.

Benefit Base

We base the initial annual maximum Income Advantage Payment and the Income Advantage Account Fee on the Benefit Base.

On the Issue Date and on each Business Day before the Benefit Election Date, the Benefit Base is equal to the Quarterly Anniversary Value.

On the Benefit Election Date, we compare the Benefit Base to the Income Advantage Account Value using the values determined at the end of the prior Business Day.  If the Income Advantage Account Value is greater than the Benefit Base, we increase the Benefit Base to equal this value.

On and after the Benefit Election Date, the Benefit Base only changes if we increase the annual maximum Income Advantage Payment through the automatic annual payment increases feature, you take an Excess Withdrawal, or you Transfer Income Advantage Account Value into another Account.

Any Excess Withdrawal, or Transfer of Income Advantage Account Value into another Account, reduces the Benefit Base by the greater of the percentage or dollar amount of Income Advantage Account Value withdrawn or transferred, determined at the end of the Business Day we process the Withdrawal or Transfer.

An automatic annual payment increase may increase or decrease the Benefit Base.  If you receive an annual payment increase, we change the Benefit Base to equal the Income Advantage Account Value at the end of the Business Day before the current Benefit Anniversary.

Any change in the Benefit Base changes the amount of the Income Advantage Account Fee calculated and accrued for that day.

Income Advantage Payments

How Income Advantage Payments begin
You can begin Income Advantage Payments by providing an Authorized Request. However, Income Advantage Payments are not available if the initial annual maximum Income Advantage Payment on the Benefit Election Date is less than the Minimum Income Advantage Payment shown on the Contract Schedule. The Benefit Election Date is the date we receive your Authorized Request.  On the Benefit Election Date, all Covered Persons must meet the Exercise Ages shown on the Contract Schedule.   Income Advantage Payments begin on the Payment Date. The Payment Date must meet the Payment Date Requirements shown on the Contract Schedule.

If you have not begun receiving Income Advantage Payments, and the Income Advantage Account Value is reduced to zero for any reason other than a Withdrawal or Transfer while this rider is in effect, on the next available Benefit Election Date, we begin making annual payments to you of the annual maximum Income Advantage Payment.

S40818-01                                                                               5

Income Advantage Payments continued from the previous page

How Income Advantage Payments begin (continued)
On and after the Benefit Election Date that you request Income Advantage Payments, the following applies.
•	You can only change the ownership of the contract if you selected joint Income Advantage Payments, and:
-      an Owner dies, and the spouse continues the contract; or
-      you remove a Covered Person from the contract who is also an Owner.  In this case, the remaining Covered Person must become the new sole Owner.
•
Each Income Advantage Payment, Excess Withdrawal, and Transfer of Income Advantage Account Value into another Account reduces the Income Advantage Death Benefit by the greater of the percentage or dollar amount of Income Advantage Account Value withdrawn or transferred.

•
Each Income Advantage Payment, Excess Withdrawal, Transfer of Income Advantage Account Value into another Account, and the deduction of any fees, including Income Advantage Account Fees, Transfer Fees, and Contract Maintenance Charges, reduces the Income Advantage Account Value on a dollar for dollar basis.

How we calculate Income Advantage Payments
On the Benefit Election Date, we base the initial annual maximum Income Advantage Payment on the Benefit Base and the payment percentage. We determine the payment percentage by using the Annual Maximum Income Advantage Payment Table shown on the Contract Schedule and the Current Treasury Rate that is in effect when we receive your Authorized Request for Income Advantage Payments.

The annual maximum Income Advantage Payment is the amount you are entitled to, but you can choose to take less than this amount. The amount you request to receive each Benefit Year is the annual actual Income Advantage Payment.  On the Benefit Election Date and on each subsequent Benefit Anniversary, each actual Income Advantage Payment for the Benefit Year is equal to the annual actual Income Advantage Payment divided by the number of payments you selected to receive each year.  If the Payment Date does not fall on a Business Day, we make the payment to you on the next Business Day. The initial actual Income Advantage Payment must either be zero or meet the Minimum Income Advantage Payment.

While the Income Advantage Account Value is greater than zero, you can change the frequency and/or amount of Income Advantage Payments on each Benefit Anniversary for the following Benefit Year.  You must provide notice of any requested change to the frequency and/or amount of actual Income Advantage Payments at least 30 days before the Benefit Anniversary.  We change the payment frequency and/or amount on the Benefit Anniversary and the change remains in effect until the Benefit Anniversary you request another change to the actual Income Advantage Payments.  You cannot change the frequency or amount of Income Advantage Payments on or after the Business Day the Income Advantage Account Value is reduced to zero.

Any Excess Withdrawal or Transfer of Income Advantage Account Value into another Account reduces next year’s annual maximum Income Advantage Payment on the Benefit Anniversary that occurs after the Excess Withdrawal or Transfer.  For each Excess Withdrawal or Transfer, we reduce the annual maximum Income Advantage Payment by the same percentage that we reduced the Benefit Base. If Excess Withdrawals and/or Transfers reduce the annual maximum Income Advantage Payment to less than the Minimum Income Advantage Payment, we either Transfer the total remaining Income Advantage Account Value, minus any Income Advantage Account Fee, into the Base Account, or we send this amount to you.  If the Base Account Value is greater than zero, we Transfer this amount into the Base Account, Income Advantage Payments stop, the Income Phase and the Income Advantage Death Benefit terminate, and the Income Advantage Account is no longer available.  If the Base Account Value is zero, we send this amount to you and we consider this a Full Withdrawal of the Contract Value.

We deduct each actual Income Advantage Payment, any Excess Withdrawal, and any Transfer of Income Advantage Account Value into another Account proportionately from the Income Advantage Account Investment Options.

When an Income Advantage Payment is due, if the Income Advantage Account Value is greater than zero, but less than the actual Income Advantage Payment, we credit the Income Advantage Account Value with (a) – (b), where:
(a)	is the actual Income Advantage Payment; and
(b)	is the Income Advantage Account Value immediately before we make the actual Income Advantage Payment.
We then make the actual Income Advantage Payment and reduce the Income Advantage Account Value to zero.

S40818-01                                                                               6

Income Advantage Payments continued from the previous page

How we calculate Income Advantage Payments (continued)
While you are receiving Income Advantage Payments, if the Income Advantage Account Value is reduced to zero for any reason other than an Excess Withdrawal or Transfer of the total Income Advantage Account Value into another Account then:
•	You can no longer request to receive less than the maximum Income Advantage Payment.
•	You can no longer change the frequency of the Income Advantage Payments.
•
You continue to receive the maximum Income Advantage Payment at the frequency you previously selected until the deaths of all Covered Persons, unless you begin Annuity Payments.  If you begin Annuity Payments, Income Advantage Payments stop, the Income Phase and the Income Advantage Death Benefit terminate, and the Income Advantage Account is no longer available.

Automatic Annual Payment Increases to the Income Advantage Payments
On each Benefit Anniversary before the older Covered Person’s Latest Birthday, we may change the annual maximum Income Advantage Payment.

First, we adjust the annual maximum Income Advantage Payment from the prior Benefit Anniversary, or Benefit Election Date in the case of the first Benefit Anniversary, for any Excess Withdrawal taken or Transfer of Income Advantage Account Value into another Account during the prior Benefit Year.

Then, we increase this adjusted annual maximum Income Advantage Payment to equal the result of the Income Advantage Account Value at the end of the prior Business Day multiplied by the greater of:
(a)	the payment percentage established on the prior Benefit Anniversary, or Benefit Election Date in the case of the first Benefit Anniversary; or
(b)	the payment percentage based on the Current Treasury Rate that is in effect on the Benefit Anniversary;
if this result is greater.

 If we increase your payment, we change the Benefit Base.

If you are receiving less than the annual maximum Income Advantage Payment, we increase the actual Income Advantage Payment if you chose to receive a percentage of the annual maximum, but not if you chose to receive a specific dollar amount.

Automatic annual payment increases are no longer available on or after the Business Day the Income Advantage Account Value is reduced to zero.

Annuity Payments

Annuitization
If on the Latest Annuity Date shown on the Contract Schedule, or on such subsequent date as may be authorized by us at our discretion, you have begun receiving Income Advantage Payments, the Contract Value is greater than zero, and you choose to take fixed Annuity Payments under either Annuity Option 1 or 3, we make the following guarantees. However, if you select any other Annuity Option, or if you choose variable Annuity Payments, the guarantees listed below do not apply. You are not required to take Annuity Payments on the Latest Annuity Date if the Contract Value has been reduced to zero.

If you selected single Income Advantage Payments and you choose Annuity Option 1 - Life Annuity where the sole Annuitant is the sole Covered Person, then the fixed Annuity Payments are equal to the greater of:
(a)	the Option 1 annual payment based on the terms of the contract; or
(b)	the current annual maximum Income Advantage Payment available to you.

S40818-01                                                                               7

Annuity Payments continued from the previous page

Annuitization (continued)
If you selected joint Income Advantage Payments and you choose Annuity Option 3 - Joint and Last Survivor Life Annuity with payments to continue at a level of 100% to the surviving Joint Annuitant and both Joint Annuitants are the Joint Covered Persons, then the fixed Annuity Payments are equal to the greater of:
(a)	the Option 3 annual payment based on the terms of the contract; or
(b)	the current annual maximum Income Advantage Payment available to you.

Death Benefit

Income Advantage Death Benefit
Before the Annuity Date, the Income Advantage Death Benefit is the greater of (a) or (b), less any deductions we make to reimburse ourselves for any applicable Premium Tax.
(a)	The Income Advantage Account Value.
(b)	The Quarterly Anniversary Value.

We determine the Income Advantage Account Value or Quarterly Anniversary Value, as applicable, at the end of the Business Day we receive both an Authorized Request of the death benefit payment option and due proof of death.

Any part of the Income Advantage Death Benefit in the Investment Options remains in the Investment Options until distribution begins.

Continuation of the contract by the surviving spouse
If an eligible surviving spouse chooses to continue the contract instead of receiving payment of the Death Benefit, we adjust the Income Advantage Account Value to equal the Income Advantage Death Benefit if that amount is greater. We make that change at the end of the Business Day we receive both an Authorized Request of the death benefit payment option and due proof of death.

Conditions for Termination of the Income Advantage Death Benefit
The Income Advantage Death Benefit terminates on the earliest of the following.
•	The Business Day before the Annuity Date.
•	On and after the Benefit Election Date, the Business Day that the Quarterly Anniversary Value and the Income Advantage Account Value are both zero.
•	The Business Day the contract terminates.

Ownership

Assignment of this contract
If you assign this contract, you cannot change the Covered Person.  Any existing contract assignment must be removed before you begin Income Advantage Payments.  We may make exceptions to the removal of a contract assignment in order to comply with applicable law.

Misstatement of Age or gender
To issue the contract, the Age of all Covered Persons must be less than or equal to the Maximum Issue Age shown on the Contract Schedule.

S40818-01                                                                               8

General Provisions

Termination of the Income Phase
The Income Phase terminates on the earliest of the following.
•	The Business Day you take an Excess Withdrawal of the total Income Advantage Account Value.
•	The Business Day you Transfer the total Income Advantage Account Value into another Account.
•	The Business Day before the Annuity Date that you annuitize the Base Account Value.
•
The Benefit Anniversary that the annual maximum Income Advantage Payment is less than the Minimum Income Advantage Payment due to an Excess Withdrawal or Transfer of Income Advantage Account Value into another Account.

•	For single Income Advantage Payments where the contract is solely owned or owned by a non-individual, the date of death of the Covered Person.
•	For single Income Advantage Payments where the contract is jointly owned, if the Income Advantage Account Value has been reduced to zero, the date of death of the Covered Person.
•
For single Income Advantage Payments where the contract is jointly owned, if the Income Advantage Account Value has not been reduced to zero and the Joint Owners are not spouses, the date of death of any Joint Owner.

•
For single Income Advantage Payments where the contract is jointly owned, if the Income Advantage Account Value has not been reduced to zero and the Joint Owners are spouses, the date of death of any Joint Owner unless the surviving spouse is the Covered Person and continues the contract.  If the surviving spouse who is also the Covered Person continues the contract, the Income Phase terminates on the date of death of the Covered Person.

•
For joint Income Advantage Payments, the date of death of both Covered Persons.  If upon the death of one Covered Person, the surviving spouse, who is also a Covered Person, selects to receive payment of the Death Benefit, then Income Advantage Payments stop and the Income Phase terminates at the end of the Business Day we receive both an Authorized Request of the death benefit payment option and due proof of death.

•	The Business Day that the contract terminates.

Termination of this rider
Before the Benefit Election Date, this rider terminates on the earliest of the following.
•	The date of death of all Covered Persons.
•	The Business Day before the Annuity Date.
•	The Business Day that the contract terminates.

In all other respects the provisions, conditions, exceptions and limitations contained in the contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of North America
[                                                                                                           ]
Maureen A. Phillips                                                          Gary Bhojwani
Secretary President

S40818-01                                                                               9